Exhibit 3.20

RESTATED CERTIFICATE OF INCORPORATION

OF

HUMOR RAINBOW, INC.

Under Section 807 of the Business Corporation Law

1.                                      The name of the corporation is Humor Rainbow, Inc.

II.                                   The certificate of incorporation of the corporation was filed by the Department of State on May 30, 2003.

III.                              The certificate of incorporation is hereby amended or changed to effect one or more amendments or changes authorized by the Business Corporation Law, to wit:

A.                                    To amend the stated business purpose of the corporation.

B.                                    To decrease the capitalization of the corporation from the presently authorized 200,000 shares of Common Stock par value $0.01 to 1,000 shares of Common Stock par value $0.01 by cancelling 199,000 shares, none of which are issued or outstanding.  The 100 issued shares of Common Stock par value $0.01 remain unchanged.

C.                                    To decrease the capitalization of the corporation from the presently authorized 50,000 shares of Preferred Stock par value $0.01 to zero authorized shares of Preferred Stock by cancelling 50,000 shares, none of which are issued or outstanding.

D.                                    To change the address to which the Secretary of State shall mail a copy of any process accepted on behalf of the corporation.

IV.                               To accomplish the foregoing amendments, ARTICLE SECOND of the certificate of incorporation of the corporation relating to the stated business purpose of the corporation is hereby amended to read as set forth in the same numbered article of the certificate of incorporation as hereinafter restated, ARTICLE FOURTH of the certificate of incorporation of the corporation relating to the aggregate number of shares which the corporation is authorized to issue, the par value thereof, and the classes into which the shares are divided is hereby amended to read as set forth in the same numbered article of the certificate of incorporation as hereinafter restated, and ARTICLE SEVENTH of the certificate of incorporation of the corporation relating to the designation of the Secretary of State as agent of the corporation upon whom process against the corporation may be served and the address to which the Secretary of State shall mail a copy of any process accepted on behalf of the corporation is hereby amended to read as set forth in the same numbered article of the certificate of incorporation as hereinafter restated.

V.                                    The restatement of the certificate of incorporation of the corporation herein provided for was authorized by the written consent of holders of outstanding shares of the corporation entitled to vote on the said restatement of the certificate of incorporation, having not less than the minimum requisite proportion of votes, which has been given in accordance with Section 615 of the Business Corporation Law.  Written notice has been given as and to the extent required by said Section 615.

VI.                               The text of the certificate of incorporation of the corporation is hereby restated as further amended or changed herein to read as follows:

“FIRST:  The name of the corporation is:  Humor Rainbow, Inc. (the “Corporation”).

SECOND:  This Corporation is formed to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD:  The county, within this state, in which the office of the corporation is to be located is New York County.

FOURTH:  The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which shall be shares of Common Stock, $0.01 par value each.

FIFTH:

A.                                    Indemnification.  The Corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any bylaw, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the Corporation.

B.                                    Limited Liability.  The personal liability of the directors of the Corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as the same may be amended and supplemented.

C.                                    Amendment, Repeal.  Neither any amendment nor repeal of this ARTICLE FIFTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE FIFTH, shall eliminate or reduce the effect of this ARTICLE FIFTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE FIFTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SIXTH:  Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

SEVENTH:  The Secretary of State is designated as agent of the Corporation upon whom process against the corporation may be served.  The address to which the Secretary of State shall mail a copy of any process accepted on behalf of the corporation is:

c/o National Registered Agents, Inc.

875 Avenue of the Americas, Suite 501

New York, NY 10001

EIGHTH:  This Certificate of Incorporation shall be effective upon filing.”

Signed on January 26th  2011

/s/ Curtis Anderson
Name: Curtis Anderson
Title: VP, General Counsel & Secretary

[RESTATED CERTIFICATE OF INCORPORATION — HUMOR RAINBOW, INC.]